FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2019

Marlborough, Mass. (February 5, 2020) -- Boston Scientific Corporation (NYSE: BSX) generated sales of $2.905 billion during the fourth quarter of 2019. This represents growth of 13.4 percent on a reported basis, 14.1 percent on an operational1 basis and 7.3 percent on an organic2 basis, all compared to the prior year period. The company reported GAAP earnings of $3.996 billion or $2.83 per share (EPS), compared to GAAP earnings of $386 million or $0.27 per share a year ago and achieved adjusted earnings per share of $0.46 for the period, compared to $0.39 a year ago. Reported GAAP earnings include a significant net income tax benefit explained in the Use of Non-GAAP Financial Measures section below.

For the full year 2019, the company generated sales of $10.735 billion. This represents growth of 9.3 percent on a reported basis, 11.1 percent on an operational1 basis and 7.3 percent on an organic2 basis, all compared to the prior year period. The company reported GAAP earnings of $3.33 per share, inclusive of the net income tax benefit mentioned above, compared to $1.19 in 2018 and delivered full year adjusted earnings per share of $1.58, compared to $1.47 in 2018. Full year 2018 GAAP and adjusted earnings per share included a $0.07 net tax benefit.3

“We delivered strong revenue and adjusted EPS growth for the quarter and the year by developing innovative products, executing on our category leadership strategy and mitigating challenges,” said Mike Mahoney, chairman and chief executive officer, Boston Scientific. “We’re confident that we have the pipeline, leadership team and focused execution to deliver on our goals to address unmet clinical needs and work to improve the lives of millions of patients.”

Fourth quarter financial results and recent developments:

•
Reported fourth quarter sales of $2.905 billion, representing an increase of 13.4 percent on a reported basis, compared to the company's guidance range of 13 to 15 percent; 14.1 percent on an operational basis; and 7.3 percent on an organic basis, compared to the company's guidance range of 8 to 9 percent, all compared to the prior year period.

•
Reported fourth quarter GAAP earnings of $2.83 per share, compared to the company’s guidance range of $0.22 to $0.25 per share. Reported GAAP earnings include net litigation charges of $169 million, or $0.12 per share, primarily related to the previously disclosed Channel Medsystems, Inc. matter, and a net income tax benefit of $4.102 billion, or $2.90 per share, explained in the Use of Non-GAAP Financial Measures section below. Achieved adjusted earnings per share of $0.46 per share, compared to the guidance range of $0.42 to $0.45 per share.

•	Achieved fourth quarter revenue growth in all segments[5], compared to the prior year period:

◦	MedSurg: 9.8 percent reported, 10.6 percent operational and organic

◦	Rhythm and Neuro: 3.5 percent reported, 4.1 percent operational and 1.0 percent organic

◦	Cardiovascular: 18.7 percent reported, 19.3 percent operational and 10.0 percent organic

•	Delivered fourth quarter Medical Device[5] revenue growth in all regions, compared to the prior year period:

◦	U.S.: 13.4 percent reported and operational

◦	EMEA (Europe, Middle East and Africa): 7.2 percent reported and 9.7 percent operational

◦	APAC (Asia-Pacific): 11.3 percent reported and 11.5 percent operational

◦	Emerging Markets[4]: 14.1 percent reported and 16.2 percent operational

•
Received U.S. Food and Drug Administration (FDA) 510(k) clearance and Breakthrough Device Designation, and CE Mark for the EXALT™ Model D Duodenoscope, the first and only single-use duodenoscope. Initiated limited market release, including a successful first case in patient undergoing endoscopic retrograde cholangiopancreatography (ERCP), a procedure performed more than 1.5 million times worldwide each year to diagnose and treat pancreatic and biliary conditions.

•
Positive 12-month data from the investigator-sponsored COMPARE trial, demonstrating non-inferiority of the low-dose paclitaxel-coated Ranger™ Drug-Coated Balloon (DCB) (2.0 µg/mm2) compared to the higher dose IN.PACT™ DCB (Medtronic) balloon (3.5 µg/mm2), was presented at the Leipzig Interventional Course (LINC) Congress. COMPARE is the first randomized controlled head-to-head trial comparing two drug-coated balloon technologies.

•
Presented at the 2020 Gastrointestinal Cancers Symposium positive data on the impact of personalized radiation dosing using TheraSphere™ Yttrium-90 Glass Microspheres from the investigator-sponsored DOSISPHERE-01 trial. Data demonstrated personalized dosing of radiation increased overall survival of patients with the most common type of liver cancer, when compared to patients who received a standardized dose.

•
Announced plans to initiate CHAMPION-AF--a randomized head-to-head trial of the WATCHMAN FLX™ Left Atrial Appendage Closure Device vs. direct oral anticoagulants--in the second half of 2020. The global trial is designed to study stroke risk reduction efficacy and bleeding endpoints in lower-risk patients with non-valvular atrial fibrillation.

•
Received Japanese Pharmaceuticals and Medical Devices Agency (PMDA) approval and positive reimbursement in Japan for the LOTUS Edge™ Aortic Valve System, a minimally invasive transcatheter aortic valve replacement (TAVR) technology for patients with severe aortic stenosis.

•
Received FDA approval for the INGEVITY™+ active fixation pacing lead for use with pacemakers and defibrillators. Built on the INGEVITY™ platform with proven longevity, the new lead is designed to offer a more predictable implant experience for physicians.

•
Received CE Mark for the POLARx™ Cryoablation System, which is indicated for the treatment of patients with paroxysmal atrial fibrillation (AF), an intermittent form of AF which causes an irregular and often abnormally fast heart rate.

•
Announced at the North American Neuromodulation Society (NANS) Annual Meeting results of the COMBO randomized clinical trial showing that Combination Therapy delivered by the Spectra WaveWriter™ Spinal Cord Stimulator (SCS) System achieved an 88% responder rate in treating chronic pain--much higher than monotherapy alone. Also at NANS, announced an exclusive partnership with IBM Research to develop AI-generated predictive algorithms for highly personalized chronic pain therapy.

•
Completed a public offering of €900 million aggregate principal amount of 0.625% Senior Notes due 2027, and completed cash tender offer for approximately $1.0 billion aggregate principal amount of certain outstanding senior notes.

•	Completed the sale of BTG's royalty revenue stream associated with Zytiga® for $256 million in cash, the proceeds from which were used to repay portions of outstanding debt.

1. Operational revenue growth excludes the impact of foreign currency fluctuations.
2. Organic revenue growth excludes the impact of foreign currency fluctuations and sales from the recent acquisitions of NxThera, Inc., Claret Medical, Inc., Augmenix, Inc., Vertiflex, Inc. and BTG plc (BTG), each with no prior year comparable sales. Organic revenue growth also excludes the impact of the divestiture of our global embolic microspheres portfolio, a transaction entered into in connection with obtaining the antitrust clearances required to complete the BTG transaction.
3. The full year 2018 net tax benefit of $0.07 includes our previously disclosed second quarter $0.06 benefit from settling the IRS Stipulation of Settled Issues for the 2001 through 2010 tax years, offset by a fourth quarter $0.05 charge for our previously announced tax reinvestment strategy. In addition, the net benefit includes a $0.06 benefit in the fourth quarter for the settlement with the IRS of our 2011 through 2013 tax years.
4. We define Emerging Markets as the 20 countries that we believe have strong growth potential based on their economic conditions, healthcare sectors and our global capabilities in our Medical Devices business. Periodically, we assess our list of Emerging Markets; effective January 1, 2019, we updated our list of Emerging Market countries. We have revised prior year amounts to the current year’s presentation. The revision had an immaterial impact on prior year Emerging Markets sales.
5. We have three historical reportable segments comprised of Medical Surgical (MedSurg), Rhythm and Neuro, and Cardiovascular, which represent an aggregation of our operating segments that generate revenues from the sale of medical devices (Medical Devices). As part of our acquisition of BTG on August 19, 2019, we acquired an Interventional Medicine business, which is now included in our Peripheral Interventions operating segment's 2019 revenues from the date of acquisition.
6. As part of our acquisition of BTG on August 19, 2019, we acquired a specialty pharmaceuticals business (Specialty Pharmaceuticals). Subsequent to acquisition, Specialty Pharmaceuticals is now a stand-alone operating segment presented alongside our Medical Device reportable segments. Specialty Pharmaceuticals net sales are substantially U.S. based. Our chief operating decision maker (CODM) reviews financial information of our globally managed Specialty Pharmaceuticals operating segment at the worldwide level without further disaggregation into regional results. As such, Specialty Pharmaceuticals net sales are presented globally, and our Medical Devices reportable segments regional net sales results do not include Specialty Pharmaceuticals.

Net sales for the fourth quarter by business and region:

			Change
	Three Months Ended December 31,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis	Less: Impact of Recent Acquisitions / Divestitures	Organic Basis
(in millions)	2019	2018
Endoscopy	$499	$458	8.8%	(0.8)%	9.6%	0.0%	9.6%
Urology and Pelvic Health	379	342	11.1%	(0.6)%	11.7%	0.0%	11.7%
MedSurg	878	800	9.8%	(0.8)%	10.6%	0.0%	10.6%
Cardiac Rhythm Management	473	488	(3.3)%	(0.7)%	(2.6)%	0.0%	(2.6)%
Electrophysiology	84	81	3.0%	(0.7)%	3.7%	0.0%	3.7%
Neuromodulation	261	220	18.7%	(0.5)%	19.2%	11.4%	7.8%
Rhythm and Neuro	817	790	3.5%	(0.6)%	4.1%	3.1%	1.0%
Interventional Cardiology	748	668	12.1%	(0.7)%	12.8%	0.0%	12.8%
Peripheral Interventions	403	302	33.2%	(0.6)%	33.8%	30.2%	3.6%
Cardiovascular	1,151	970	18.7%	(0.6)%	19.3%	9.3%	10.0%
Medical Devices[5]	2,847	2,561	11.2%	(0.7)%	11.9%	4.6%	7.3%
Specialty Pharmaceuticals[6]	58	n/a	n/a	n/a	n/a	n/a	n/a
Net Sales	$2,905	$2,561	13.4%	(0.7)%	14.1%	6.8%	7.3%

			Change
	Three Months Ended December 31,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis
(in millions)	2019	2018
U.S.	$1,654	$1,459	13.4%	0.0%	13.4%
EMEA	597	557	7.2%	(2.5)%	9.7%
APAC	495	445	11.3%	(0.2)%	11.5%
Latin America and Canada	101	101	0.6%	(2.3)%	2.9%
Medical Devices[5]	2,847	2,561	11.2%	(0.7)%	11.9%
Specialty Pharmaceuticals[6]	58	n/a	n/a	n/a	n/a
Net Sales	$2,905	$2,561	13.4%	(0.7)%	14.1%

Emerging Markets[4]	$325	$285	14.1%	(2.1)%	16.2%

Amounts may not add due to rounding. Growth rates are based on actual, non-rounded amounts and may not recalculate precisely.

Sales growth rates that exclude the impact of foreign currency fluctuations and/or the impact of recent aforementioned acquisitions / divestitures are not prepared in accordance with U.S. GAAP.

Net sales for the full year by business and region:

			Change
	Year Ended December 31,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis	Less: Impact of Recent Acquisitions / Divestitures	Organic Basis
(in millions)	2019	2018
Endoscopy	$1,894	$1,762	7.5%	(1.7)%	9.2%	0.0%	9.2%
Urology and Pelvic Health	1,413	1,245	13.4%	(1.3)%	14.7%	6.3%	8.4%
MedSurg	3,307	3,007	10.0%	(1.5)%	11.5%	2.7%	8.8%
Cardiac Rhythm Management	1,939	1,951	(0.6)%	(1.8)%	1.2%	0.0%	1.2%
Electrophysiology	329	311	5.5%	(2.0)%	7.5%	0.0%	7.5%
Neuromodulation	873	779	12.0%	(1.1)%	13.1%	6.3%	6.8%
Rhythm and Neuro	3,140	3,041	3.3%	(1.6)%	4.9%	1.6%	3.3%
Interventional Cardiology	2,816	2,590	8.7%	(2.3)%	11.0%	1.0%	10.0%
Peripheral Interventions	1,392	1,187	17.3%	(1.8)%	19.1%	11.3%	7.8%
Cardiovascular	4,208	3,777	11.4%	(2.1)%	13.5%	4.2%	9.3%
Medical Devices[5]	10,654	9,823	8.5%	(1.7)%	10.2%	2.9%	7.3%
Specialty Pharmaceuticals[6]	81	n/a	n/a	n/a	n/a	n/a	n/a
Net Sales	$10,735	$9,823	9.3%	(1.8)%	11.1%	3.8%	7.3%

			Change
	Year Ended December 31,		Reported Basis	Less: Impact of Foreign Currency Fluctuations	Operational Basis
(in millions)	2019	2018
U.S.	$6,097	$5,538	10.1%	0.0%	10.1%
EMEA	2,264	2,176	4.0%	(5.4)%	9.4%
APAC	1,898	1,727	9.9%	(2.4)%	12.3%
Latin America and Canada	395	383	3.3%	(4.0)%	7.3%
Medical Devices[5]	10,654	9,823	8.5%	(1.7)%	10.2%
Specialty Pharmaceuticals[6]	81	n/a	n/a	n/a	n/a
Net Sales	$10,735	$9,823	9.3%	(1.8)%	11.1%

Emerging Markets[4]	$1,252	$1,097	14.1%	(5.4)%	19.5%

Amounts may not add due to rounding. Growth rates are based on actual, non-rounded amounts and may not recalculate precisely.

Sales growth rates that exclude the impact of foreign currency fluctuations and/or the impact of recent aforementioned acquisitions / divestitures are not prepared in accordance with U.S. GAAP.

Guidance for Full Year and First Quarter 2020

The company estimates revenue growth for the full year 2020, versus the prior year period, to be in a range of approximately 10 to 12 percent on a reported basis and a growth range of approximately 6.5 to 8.5 percent on an organic basis. Full year organic guidance excludes the impact of foreign currency fluctuations and contribution of approximately 350 basis points from the acquisitions of Vertiflex and BTG, each with less than a full year of related net sales in the prior period, as well as the impact of the divestiture of our global embolic microspheres portfolio as part of the acquisition of BTG. The company estimates income on a GAAP basis in a range of $0.95 to $1.00 per share and estimates adjusted earnings, excluding certain charges (credits) in a range of $1.74 to $1.79 per share.

The company estimates revenue growth for the first quarter of 2020, versus the prior year period, to be in a range of approximately 10 to 12 percent on a reported basis and a growth range of approximately 5 to 7 percent on an organic basis. First quarter sales guidance contemplates a preliminary negative sales impact estimate of $10 million to $40 million due to the potential effect of the coronavirus on procedure volumes in China and supply chain disruption. First quarter organic guidance excludes the impact of foreign currency fluctuations and contribution of approximately 600 basis points from the acquisitions of Vertiflex and BTG, each with no prior year comparable sales, as well as the impact of the divestiture of our global embolic microspheres portfolio as part of the acquisition of BTG. The company estimates earnings on a GAAP basis in a range of $0.16 to $0.19 per share and estimates adjusted earnings, excluding certain charges (credits) in a range of $0.37 to $0.40 per share.

Conference Call Information

Boston Scientific management will be discussing these results with analysts on a conference call today at 8:00 a.m. ET. The company will webcast the call to interested parties through its website: www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be available for approximately one year on the Boston Scientific website.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our expected net sales, GAAP, operational and organic revenue growth rates, GAAP earnings and adjusted earnings for the first quarter and full year 2020, our financial performance, our business plans and our positioning for revenue and earnings growth. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends, intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this press release.

Note: Amounts reported in millions within this press release are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. Certain columns and rows within tables may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in dollars.

Use of Non-GAAP Financial Information
A reconciliation of the company's non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company's use of these non-GAAP financial measures, is included in the exhibits attached to this press release.

CONTACT:
Media:	Kate Haranis	Investors:	Susie Lisa, CFA
	508-683-6585 (office)		508-683-5565 (office)
	Media Relations		Investor Relations
	Boston Scientific Corporation		Boston Scientific Corporation
	kate.haranis@bsci.com		BSXInvestorRelations@bsci.com

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED GAAP RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
in millions, except per share data	2019	2018	2019	2018

Net sales	$2,905	$2,561	$10,735	$9,823
Cost of products sold	851	729	3,116	2,813
Gross profit	2,054	1,832	7,620	7,011

Operating expenses:
Selling, general and administrative expenses	1,092	953	3,941	3,569
Research and development expenses	309	288	1,174	1,113
Royalty expense	17	18	65	70
Amortization expense	201	162	699	599
Intangible asset impairment charges	—	—	105	35
Contingent consideration expense (benefit)	(26)	(10)	(35)	(21)
Restructuring charges (credits)	28	16	38	36
Litigation-related charges (credits)	223	85	115	103
	1,843	1,513	6,102	5,504
Operating income (loss)	210	319	1,518	1,506

Other income (expense):
Interest expense	(179)	(64)	(473)	(241)
Other, net	(37)	40	(358)	156
Income (loss) before income taxes	(6)	296	687	1,422
Income tax expense (benefit)	(4,002)	(90)	(4,013)	(249)
Net income (loss)	$3,996	$386	$4,700	$1,671

Net income (loss) per common share - basic	$2.87	$0.28	$3.38	$1.21
Net income (loss) per common share - assuming dilution	$2.83	$0.27	$3.33	$1.19

Weighted-average shares outstanding
Basic	1,394.3	1,384.2	1,391.5	1,381.0
Assuming dilution	1,413.1	1,406.2	1,410.6	1,401.4

BOSTON SCIENTIFIC CORPORATION
NON-GAAP NET INCOME AND NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

	Three Months Ended December 31, 2019
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$851	$1,092	$309	$210	$(6)	$3,996	$2.83
Non-GAAP adjustments:
Amortization expense	—	—	—	201	201	184	0.13
Intangible asset impairment charges	—	—	—	—	—	5	0.00
Acquisition / divestitures-related net charges (credits)	(54)	(62)	(10)	101	121	282	0.20
Restructuring and restructuring-related net charges (credits)	(13)	(3)	—	44	44	37	0.03
Litigation-related net charges (credits)	—	—	—	223	223	169	0.12
Investment impairment charges	—	—	—	—	1	1	0.00
EU MDR implementation charges	(3)	—	(1)	4	4	3	0.00
Debt extinguishment charges	—	—	—	—	86	67	0.05
Deferred tax expenses (benefits)	—	—	—	—	—	(4,102)	(2.90)
Discrete tax items	—	—	—	—	—	2	0.00
Adjusted net income	$781	$1,026	$297	$783	$674	$643	$0.46

	Three Months Ended December 31, 2018
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$729	$953	$288	$319	$296	$386	$0.27
Non-GAAP adjustments:
Amortization expense	—	—	—	162	162	140	0.10
Acquisition-related net charges (credits)	(18)	(32)	(9)	50	22	84	0.06
Restructuring and restructuring-related net charges (credits)	(14)	(7)	(1)	37	37	30	0.02
Litigation-related net charges (credits)	—	—	—	85	85	65	0.05
Investment impairment charges	—	—	—	—	—	(2)	0.00
Discrete tax items	—	—	—	—	(7)	(151)	(0.11)
Adjusted net income	$697	$915	$278	$653	$596	$552	$0.39

An explanation of the company's use of these non-GAAP financial measures is provided at the end of this document.

BOSTON SCIENTIFIC CORPORATION
NON-GAAP NET INCOME AND NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

	Year Ended December 31, 2019
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$3,116	$3,941	$1,174	$1,518	$687	$4,700	$3.33
Non-GAAP adjustments:
Amortization expense	—	—	—	699	699	628	0.44
Intangible asset impairment charges	—	—	—	105	105	102	0.07
Acquisition / divestitures-related net charges (credits)	(114)	(162)	(35)	275	626	672	0.48
Restructuring and restructuring-related net charges (credits)	(32)	(12)	—	82	82	68	0.05
Litigation-related net charges (credits)	—	—	—	115	115	72	0.05
Investment impairment charges	—	—	—	—	4	3	0.00
EU MDR implementation charges	(4)	—	(1)	6	6	5	0.00
Debt extinguishment charges	—	—	—	—	86	67	0.05
Deferred tax expenses (benefits)	—	—	—	—	—	(4,102)	(2.91)
Discrete tax items	—	—	—	—	—	18	0.01
Adjusted net income	$2,966	$3,766	$1,138	$2,800	$2,409	$2,234	$1.58

	Year Ended December 31, 2018
in millions, except per share data	Cost of Products Sold	SG&A Expenses	R&D Expenses	Operating Income (Loss)	Pre-Tax Income (Loss)	Net Income (Loss)	Impact per Share
GAAP net income (loss)	$2,813	$3,569	$1,113	$1,506	$1,422	$1,671	$1.19
Non-GAAP adjustments:
Amortization expense	—	—	—	599	599	520	0.37
Intangible asset impairment charges	—	—	—	35	35	31	0.02
Acquisition-related net charges (credits)	(41)	(84)	(60)	164	(46)	5	0.00
Restructuring and restructuring-related net charges (credits)	(47)	(11)	(1)	96	96	77	0.05
Litigation-related net charges (credits)	—	—	—	103	103	79	0.06
Investment impairment charges	—	—	—	—	7	6	0.00
Discrete tax items	—	—	—	—	(7)	(328)	(0.23)
Adjusted net income	$2,724	$3,474	$1,052	$2,503	$2,209	$2,060	$1.47

An explanation of the company's use of these non-GAAP financial measures is provided at the end of this document.

BOSTON SCIENTIFIC CORPORATION
ESTIMATED REVENUE NON-GAAP GROWTH RATES AND NON-GAAP NET INCOME PER SHARE RECONCILIATIONS
(Unaudited)

Q1 and Full Year 2020 Estimated Revenue Growth Rates

	Q1 2020 Estimate		Full Year 2020 Estimate
	(Low)	(High)	(Low)	(High)
Estimated GAAP sales growth	10%	12%	10%	12%
Less: Estimated impact of foreign currency fluctuations	(1)%	(1)%	0%	0%
Estimated sales growth, operational	11%	13%	10%	12%
Less: Estimated impact of the aforementioned acquisitions and divestitures	6%	6%	3.5%	3.5%
Estimated sales growth, organic*	5%	7%	6.5%	8.5%

*Q1 2020 contemplates a preliminary negative sales impact estimate of $10 million to $40 million due to the potential effect of the coronavirus on procedure volumes in China and supply chain disruption.

Q1 and Full Year 2020 Earnings per Share Guidance

	Q1 2020 Estimate		Full Year 2020 Estimate
	(Low)	(High)	(Low)	(High)
GAAP results	$0.16	$0.19	$0.95	$1.00

Estimated amortization expense	0.12	0.12	0.50	0.50
Estimated acquisition / divestitures-related net charges (credits)	0.06	0.06	0.18	0.18
Estimated other adjustments	0.03	0.03	0.11	0.11

Adjusted results	$0.37	$0.40	$1.74	$1.79

Prior Guidance Estimate - Q4 2019 and Full Year 2019 Revenue Growth Rates

	Q4 2019 Estimate		Prior Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
Estimated GAAP sales growth	13%	15%	9%	9.5%
Less: Estimated impact of foreign currency fluctuations	(1)%	(1)%	(2)%	(2)%
Estimated sales growth, operational	14%	16%	11%	11.5%
Less: Estimated impact of the aforementioned acquisitions and divestitures	6%	7%	3.5%	4%
Estimated sales growth, organic	8%	9%	7.5%	7.5%

Prior Guidance Estimate - Q4 2019 and Full Year 2019 Earnings per Share

	Q4 2019 Estimate		Prior Full Year 2019 Estimate
	(Low)	(High)	(Low)	(High)
GAAP results	$0.22	$0.25	$0.72	$0.75

Estimated amortization expense	0.13	0.13	0.44	0.44
Estimated acquisition / divestitures-related net charges (credits)	0.06	0.06	0.33	0.33
Estimated other adjustments	0.01	0.01	0.06	0.06

Adjusted results	$0.42	$0.45	$1.55	$1.58

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures, including adjusted net income (earnings) and adjusted net income (earnings) per share that exclude certain amounts, operational net sales, which exclude the impact of foreign currency fluctuations and organic net sales, which exclude the impact of foreign currency fluctuations and the impact of recent aforementioned acquisitions and divestitures. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures. Further, other companies may calculate these non-GAAP financial measures differently than we do, which may limit the usefulness of those measures for comparative purposes.

To calculate adjusted net income (earnings) and adjusted net income (earnings) per share we exclude certain charges (credits) from GAAP net income. Amounts are presented after-tax at the Company's effective tax rate, unless the amount is a significant unusual or infrequently occurring item in accordance with FASB Accounting Standards Codification section 740-270-30, "General Methodology and Use of Estimated Annual Effective Tax Rate." Please refer to Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report filed on Form 10-K filed with the Securities and Exchange Commission for an explanation of each of these adjustments and the reasons for excluding each item. The following is an explanation of each incremental or revised adjustment type that management excluded as part of these non-GAAP financial measures, since our most recent Annual Report on Form 10-K, as well as the reason for excluding each item:

•
EU MDR implementation charges - These adjustments represent incremental costs or payments specific to complying with the new European Union Medical Device Regulation (EU MDR) for previously registered products. EU MDR is a replacement of the existing European Medical Devices Directive (MDD) regulatory framework, and manufacturers of currently marketed medical devices are required to comply with EU MDR beginning in May 2020. We expect to incur expenditures in connection with the new registration of medical devices that previously had been registered under MDD. We consider the adoption of EU MDR to be a significant change to a regulatory framework, and therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters. As such, these medical device regulation charges are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

•
Acquisition/divestiture-related net charges (credits) or payments - These adjustments may consist of (a) contingent consideration fair value adjustments; (b) gains on previously held investments; (c) due diligence, deal fees and costs, inventory step-up amortization, integration and exit costs, other fees, and accelerated compensation expense; and (d) separation costs and gains primarily associated with the sale of a business or portion of a business. The contingent consideration adjustments represent accounting adjustments to state contingent consideration liabilities at their estimated fair value. These adjustments can be highly variable depending on the assessed likelihood and amount of future contingent consideration payments. Due diligence, deal fees, inventory step-up amortization, integration and exit costs include legal, tax, severance and other expenses and gains associated with prior and potential future acquisitions and divestitures can be highly variable and not representative of ongoing operations. Acquisition/divestiture-related net charges (credits) are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

•
Debt extinguishment net charges (credits) - These amounts relate to the early extinguishment of certain outstanding principal amounts of our senior notes. Certain debt extinguishment net charges (credits) are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

•
Deferred tax expenses (benefits) - These amounts relate to a significant non-cash tax benefit arising from an intra-entity asset transfer of intellectual property completed in the fourth quarter of 2019. Certain deferred tax expenses (benefits) are excluded from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance.

The GAAP financial measures most directly comparable to adjusted net income and adjusted net income per share are GAAP net income and GAAP net income per share.

To calculate operational net sales growth rates, which exclude the impact of foreign currency fluctuations, we convert actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. To calculate organic net sales growth rates, we remove the impact of recent aforementioned acquisitions with no prior period related net sales from operational net sales. In addition, to calculate organic net sales growth rates, we remove from prior year, sales from product lines that we divested. The GAAP financial measure most directly comparable to operational net sales and organic net sales is net sales on a GAAP basis.

Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP financial measure are included in the accompanying schedules.

Management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, management uses these non-GAAP financial measures to further its understanding of the performance of our operating segments. With the exception of the impact of the recent aforementioned acquisitions and divestitures, the adjustments excluded from our non-GAAP financial measures are consistent with those excluded from our operating segments’ measures of net sales and profit or loss. These adjustments are excluded from the segment measures reported to our chief operating decision maker that are used to make operating decisions and assess performance.

We believe that presenting adjusted net income and adjusted net income per share, operational net sales and organic net sales, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for its operational decision-making and allows investors to see our results “through the eyes” of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.